EXHIBIT 99.1

NEWS RELEASE

1717 West Collins Avenue

Orange, CA 92867

(714) 516-7400

Contact:	Gregory D. Waller
Chief Financial Officer
Phone: (714) 516-7400

SYBRON DENTAL SPECIALTIES, INC. REPORTS

23% INCREASE IN EARNINGS PER SHARE

ORANGE, CA (January 24, 2005): Sybron Dental Specialties, Inc. (NYSE: SYD), a leading manufacturer of a broad range of value-added products for the professional dental market and the specialty markets of orthodontics, endodontics, implants and infection prevention, announced today its financial results for its first fiscal quarter ended December 31, 2004.

FIRST QUARTER RESULTS

Net sales for the first quarter of fiscal 2005 totaled $149.0 million, an increase of 13.0% over the $131.9 million in net sales in the prior year period. Sybron’s internal net sales, which exclude currency fluctuations and the impact of acquisitions made in the past twelve months, grew 6.7% in the first quarter. The Company’s consumable products, which represented approximately 97.5% of total net sales in the first quarter of fiscal 2005, had an internal net sales growth rate of 8.2%.

Net income for the first quarter of fiscal 2005 was $15.0 million, or $0.37 per diluted share, compared with net income of $11.9 million, or $0.30 per diluted share, in the same period of the previous year. Diluted earnings per share increased by 23% over the prior year period.

In the first quarter of fiscal 2005, Sybron generated $16.4 million in free cash flow, defined as cash flows from operating activities of $19.8 million minus capital expenditures of $3.4 million. This compares with free cash flow of $17.6 million in the same period of the previous year (cash flows from operating activities of $20.3 million minus capital expenditures of $2.7 million).

“We had an excellent start to the fiscal year driven by a strong response to our recently introduced products,” said Floyd W. Pickrell, Jr., Chief Executive Officer of Sybron Dental Specialties. “We believe we are continuing to increase our market share in orthodontics, and we are pleased with the strong internal growth of our consumable professional dental products. We are also seeing the benefits of our recent facility rationalization efforts, which, along with more favorable foreign currency exchange rates, produced an increase in gross margin of almost three percentage points over the prior year.”

ORMCO AND KERR HIGHLIGHTS

During the first quarter, the internal net sales of the Company’s Specialty Products segment (Ormco) grew 10.4% over the same period in the prior year. Sales in the quarter were positively impacted by account conversions to the new Damon 3 self-ligating bracket, and strong sales of the new Elements Obturation device for endodontic procedures. Total sales of the Specialty Products segment were also positively impacted by the acquisition in October of Innova LifeSciences and its line of dental implants, the sales of which are meeting the Company’s expectations.

During the first quarter, internal net sales of the Company’s Professional Dental segment (Kerr) increased 3.3% over the same period in the prior year. Internal net sales of Professional Dental consumable products increased 6.4%. Sales in the quarter were positively impacted by continued solid sales of the Premise nanocomposite, a strong response to the new MaxCem self-adhesive cement, and higher sales of infection prevention products, driven by further penetration of the medical market.

FIRST QUARTER FINANCIAL HIGHLIGHTS

Gross margins in the first quarter of 2004 were 57.3%, compared with 54.6% in the same period of the previous year. The increase in overall gross margin is primarily attributable to increased manufacturing efficiencies resulting from facility rationalization efforts, as well as more favorable foreign currency rates.

Selling, general and administrative expenses (SG&A) were $58.0 million, or 38.9% of net sales, in the first quarter of 2005, compared with $48.5 million, or 36.8% of net sales, in the same period of the prior year. The increase in SG&A as a percentage of sales from the previous year is primarily attributable to foreign currency fluctuations, as well as the addition of Innova LifeSciences, which carries a higher SG&A as a percentage of net sales.

Research and development expenditures were $2.8 million in the first quarter of 2005, compared with $3.1 million of expenditures in the same period of the prior year.

Operating income for the first quarter of 2005 was $27.4 million, compared to $23.5 million in the first quarter of 2004. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $31.5 million. Operating income was 18.4% and EBITDA was 21.1% of net sales for the quarter, compared with 17.8% and 20.6%, respectively, in the same period of 2004. First quarter 2005 EBITDA is calculated by adding net income of $15.0 million, income taxes of $7.1 million, net interest expense of $5.3 million, and depreciation and amortization of approximately $4.1 million. First quarter 2004 EBITDA of $27.1 million is calculated by adding net income of $11.9 million, income taxes of $5.9 million, other expense (including interest expense) of $5.6 million, and depreciation and amortization of approximately $3.7 million.

Sybron’s effective tax rate in the first quarter of fiscal 2005 was 32%, a decrease of 1% from the first quarter of fiscal 2004. The effective tax rate of 32% is based on current assumptions regarding the income contributions from our various operations around the world. Should the income contributions from territories with higher tax rates exceed our expectations, then our effective tax rate could be higher than 32%.

Net trade receivables were $97.7 million and days sales outstanding (DSOs) were 61.7 days at December 31, 2004, which compares with 61.1 days at December 31, 2003. The Company typically experiences an increase in DSOs during its first fiscal quarter due to delays in payments caused by the holiday season.

Net inventory was $104.7 million at the end of the first quarter and inventory days were 149 days, which compares to 130 days at December 31, 2003 and 133 days at September 30, 2004. The increase in inventory days from September 30, 2004 is primarily attributable to the addition of Innova LifeSciences, which maintains a higher level of inventory days than Sybron, as well as the continued inventory build ahead of the expiration of the Company’s current contract with union members at its Romulus, Michigan facility.

Please refer to the supplemental schedules provided on the Financial Report’s section of Sybron’s Investor Relations web site (www.sybrondental.com/investors/index.html) that detail the calculation of the Company’s DSOs and inventory days.

Capital expenditures were $3.4 million in the first quarter of fiscal 2005, compared with $2.7 million in the same period of the previous year.

The average debt outstanding for the quarter was $249.0 million with an average interest rate of 7.8%. Total debt outstanding at December 31, 2004 was $245.3 million. Total debt outstanding increased during the quarter due to the $44.5 million in borrowings used to finance the acquisition of Innova LifeSciences, which was partially offset by $19.7 million in debt repayments during the quarter.

Sybron’s cash and cash equivalents balance increased to $49.6 million at December 31, 2004 from $40.6 million at September 30, 2004. The Company is currently evaluating the impact of the American Jobs Creation Act of 2004, which allows for the repatriation of foreign earnings at favorable tax rates.

Sybron’s capital structure was 42.0% debt and 58.0% equity at December 31, 2004. This compares with 53.6% debt and 46.4% equity at December 31, 2003.

OUTLOOK

As part of the Company’s continuing efforts to enhance efficiencies and optimize capacity utilization throughout its manufacturing facilities, Sybron has implemented a plan to close Kerr’s Demetron facility, which develops and manufactures curing lights, and transfer production to Kerr’s Orascoptic facility, which develops and manufactures magnification devices for dental procedures. When the closure is completed, the Company expects that the facility rationalization will result in annual savings of $0.5 million, which will positively impact the Company’s gross margins. Over the next three quarters, the Company expects to record $1.4 million in expenses related to this closure.

Sybron expects the plant closure will result in the following expenses and cost savings in each quarter:

	Expenses	Cost Savings	Pre-Tax Impact
Q2 2005	$979,000	$0	$(979,000)
Q3 2005	$292,000	$63,000	$(229,000)
Q4 2005	$108,000	$111,000	$3,000

The Company continues to explore other opportunities to increase capacity utilization and believes it can further consolidate its facilities to yield positive gross margin benefits.

In the second quarter of fiscal 2005, Sybron also expects to record a $1.4 million charge related to the retirement of the Company’s Chief Financial Officer, Gregory D. Waller, who has announced his intention to retire in 2005. Approximately $1.0 million of this charge (non-cash) relates to the extension of the expiration date for Mr. Waller’s stock options, and will only be triggered if Mr. Waller has not exercised his stock options before his retirement date.

For the second quarter of fiscal 2005, Sybron expects revenue to range from $160 million to $167 million, and diluted earnings per share to range from $0.44 to $0.47, which reflects the one-time charges for the Demetron facility closure, the retirement transition package for Mr. Waller and an effective tax rate of 32%.

Sybron also reaffirmed its revenue guidance for the full fiscal year 2005. Sybron continues to expect revenue to range from $620 million to $630 million (with organic revenue growth at the high end of the Company’s historical 4%-6% growth rate). The Company now expects diluted earnings per share to range from $1.68 to $1.78 for the full fiscal year 2005, which reflects the one-time charges for the Demetron facility closure, the retirement transition package for Mr. Waller and an effective tax rate of 32%.

Commenting on the outlook for Sybron, Mr. Pickrell said, “We are very pleased that many of our new products are driving the level of growth that we projected. We are just beginning to penetrate the market with products like the Damon 3 bracket, MaxCem, and the Elements Obturation device, and we have excellent opportunities to continue to increase the sales of these products. Combined with the enhanced efficiencies that are driving improvement in our gross and operating margins, we expect fiscal 2005 to be a strong year of profitable growth for Sybron.”

NON-GAAP FINANCIAL MEASURES

The Company has included information concerning EBITDA and free cash flow because management believes that certain investors use this information as measures of a company’s performance and ability to service its debt. EBITDA and free cash flow should not be considered as alternatives to, or more meaningful than, net income as an indicator of Sybron’s operating performance or cash flows as a measure of liquidity. EBITDA and free cash flow have not been prepared in accordance with generally accepted accounting principals (GAAP). EBITDA and free cash flow, as presented by Sybron, may not be comparable to similarly titled measures reported by other companies.

CONFERENCE CALL AND WEBCAST

The Company will host a conference call on Tuesday, January 25th at 10:00 a.m. Pacific Standard Time to review the information in this press release and respond to questions. The dial-in number for the call is (877) 209-0397 for domestic callers and (612) 332-0923 for international callers.

A recorded replay of the conference call will be offered beginning at 1:30 p.m. Pacific Standard Time on Tuesday, January 25th via both the Company’s website and a telephone dial-in number. The telephone dial-in number for the recorded replay is (800) 475-6701, passcode 765273 for domestic callers and (320) 365-3844, passcode 765273 for international callers. The telephone replay will be available through 11:59 p.m. Pacific Standard Time on January 28th, 2005.

The live webcast and archived replay may be accessed in the Investor Relations section of Sybron Dental’s website at http://www.sybrondental.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those dealing with the Company’s expectations as to its future revenue; earnings per share; organic growth; the demand for its products; the introduction and sales of new products; the success of its self ligating orthodontic brackets; the benefits it will realize from the closing of its Demetron facility; the elimination of certain operating expenses; and its ability to maintain the improvements in its operating margins are based on the Company’s current expectations. Our actual results may differ materially from those currently expected or desired because of a number of risks and uncertainties, including the level of demand for the Company’s products; regulatory compliance; currency fluctuations; distributor inventory adjustments; the intensity of competition; and other factors affecting the Company’s business and prospects discussed in the filings made by the Company, from time to time, with the SEC including the factors discussed in the “Cautionary Factors” section in Item 7 of the Company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BUSINESS DESCRIPTION

Sybron Dental Specialties and its subsidiaries are leading manufacturers of a comprehensive line of consumable general dental and specialty products for the orthodontic, endodontic, implant and infection prevention markets worldwide.

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,
	2004	2003
Net sales	$149,040	$131,857
Cost of sales	63,673	59,899

Gross profit	85,367	71,958
Selling, general and administrative expenses	57,488	48,193
Amortization of intangible assets	497	309

Total selling, general and administrative expenses	57,985	48,502

Operating income	27,382	23,456
Other expense:
Interest expense	(4,995)	(5,160)
Amortization of deferred financing fees	(415)	(407)
Other, net	144	(54)

Income before income taxes	22,116	17,835
Income taxes	7,077	5,886

Net income	$15,039	$11,949

Earnings per share:
Basic earnings per share	$0.38	$0.31

Diluted earnings per share	$0.37	$0.30

Weighted average basic shares outstanding	39,479	38,310
Weighted average diluted shares outstanding	41,068	39,897

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	December 31, 2004	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$49,647	$40,602
Accounts receivable (less allowance for doubtful receivables of $2,803 and $2,094 at December 31, 2004 and September 30, 2004, respectively)	97,662	104,148
Inventories	104,721	93,689
Deferred income taxes	3,356	3,293
Prepaid expenses and other current assets	12,215	12,975

Total current assets	267,601	254,707
Property, plant and equipment, net of accumulated depreciation of $107,546 and $101,934 at December 31, 2004 and September 30, 2004, respectively	87,506	83,121
Goodwill	299,022	268,768
Intangible assets, net	35,077	16,178
Other assets	24,565	23,784

Total assets	$713,771	$646,558

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,371	$19,512
Current portion of long-term debt	898	882
Income taxes payable	14,985	17,089
Accrued payroll and employee benefits	25,959	29,712
Restructuring reserve	711	711
Accrued rebates	11,249	9,475
Accrued interest	936	3,620
Other current liabilities	13,925	12,291

Total current liabilities	88,034	93,292
Long-term debt	94,372	69,589
Senior subordinated notes	150,000	150,000
Deferred income taxes	8,873	12,266
Other liabilities	33,264	22,639

Total liabilities	374,543	347,786
Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.01 par value; authorized 20,000 shares, no shares outstanding	—	—
Common stock, $.01 par value; authorized 250,000 shares, 39,894 and 39,307 shares issued and outstanding at December 31, 2004 and September 30, 2004, respectively	399	393
Additional paid-in capital	106,478	93,817
Retained earnings	203,195	188,156
Accumulated other comprehensive income	29,156	16,406

Total stockholders’ equity	339,228	298,772

Total liabilities and stockholders’ equity	$713,771	$646,558

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$15,039	$11,949
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,635	3,355
Amortization of intangible assets	497	309
Amortization of deferred financing fees	415	407
(Gain)/loss on sales of property, plant and equipment	93	(5)
Provision for losses on doubtful receivables	483	197
Inventory provisions	1,377	1,069
Deferred income taxes	(525)	(1,673)
Tax benefit from issuance of stock under employee stock option plan	4,051	278
Changes in assets and liabilities, net of effects of businesses acquired:
Decrease in accounts receivable	8,707	16,757
Increase in inventories	(7,616)	(1,910)
(Increase)/decrease in prepaid expenses and other current assets	1,149	(766)
Decrease in accounts payable	(926)	(4,165)
Decrease in income taxes payable	(3,112)	(370)
Decrease in accrued payroll and employee benefits	(3,753)	(6,052)
Increase in accrued rebates	1,774	1,840
Decrease in restructuring reserve	—	(23)
Decrease in accrued interest	(2,684)	(3,170)
Decrease in other current liabilities	(1,093)	(2,511)
Net change in other assets and liabilities	2,295	4,790

Net cash provided by operating activities	19,806	20,306

Cash flows from investing activities:
Capital expenditures	(3,398)	(2,679)
Proceeds from sales of property, plant, and equipment	146	118
Net payments for businesses acquired	(45,975)	—
Payments for intangibles	(274)	(232)

Net cash used in investing activities	(49,501)	(2,793)

Cash flows from financing activities:
Proceeds from credit facility	59,000	33,500
Principal payments on credit facility	(34,160)	(51,210)
Proceeds from long-term debt	—	818
Principal payments on long-term debt	(219)	(2,030)
Cash received from exercise of stock options	7,868	1,142
Cash received from employee stock purchase plan	748	522

Net cash provided by (used in) financing activities	33,237	(17,258)

Effect of exchange rate changes on cash and cash equivalents	5,503	(76)
Net increase in cash and cash equivalents	9,045	179
Cash and cash equivalents at beginning of period	40,602	22,868

Cash and cash equivalents at end of period	$49,647	$23,047

SYBRON DENTAL SPECIALTIES, INC. AND SUBSIDIARIES

INTERNAL GROWTH

For period ended December 31, 2004

	Professional Dental	Specialty Products	Total SDS
Quarter	3.3%	10.4%	6.7%

	Total SDS
	Foreign	Domestic
Quarter	1.5%	11.5%

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